Exhibit 10.51

GENERAL GROWTH PROPERTIES, INC.
CASH VALUE ADDED INCENTIVE COMPENSATION PLAN

GENERAL GROWTH PROPERTIES, INC. CASH VALUE ADDED INCENTIVE
COMPENSATION PLAN

I.                                                                                          PURPOSE; DEFINITIONS

The purpose of the Plan is to further the growth in value of the Company. To achieve this purpose, the Plan provides additional incentive compensation to participants based on an increase in the value of the Company to its stockholders.

For purposes of the Plan, the following terms are defined as set forth or referenced below:

“Affiliate” means General Growth Management, Inc. and any other corporation or other entity controlled by the Company and designated by the Committee as such.

“Annual Bonus Award,” for any Participant, means the award established for that Participant pursuant to Section 5.1 of the Plan.

“Annual Bonus Award Payment” means the amount of the Annual Bonus Award payable to a Participant after giving effect to the Bonus Bank and other payment provisions of Articles IV and V hereof.

“Award Year” means the calendar year which immediately follows the Measurement Year. The first Award Year under the Plan is the 1999 calendar year.

“Base Salary” means the basic salary or wages (excluding overtime, bonuses, contributions to or benefits under an employee benefit plan, fringe benefits, and other such forms of compensation) actually paid to a Participant. Base Salary shall include any elective contributions that are paid through a reduction in a Participant’s basic salary and which are not includible in the Participant’s gross income under Sections 125 or 402(e)(3) of the Code.

“Beneficiary” means the beneficiary or beneficiaries designated in accordance with Article VII hereof to receive the amount, if any, payable under the Plan upon the death of a Participant.

“Board” means the Board of Directors of the Company.

“Bonus Bank” means the account established on the books of an Employer for a Participant in the Plan.

“Bonus Multiple” means the sum of the Performance Factor plus one (1).

“Capital,” for any Unit, means the gross property assets and accounts receivable of such Unit, as determined by the Committee and as adjusted by the Committee to account for acquisitions.

“Capital Charge,” for any Unit, means its Capital multiplied by a percentage established from time to time by the Committee to reflect the return on the Company’s Capital expected by the Company’s stockholders, as determined by the Committee.

“Cash Value Added” means the Net Operating Income of the Company or a Unit, reduced by the Capital Charge.

“Cause” shall have the meaning set forth in Section 6.1(b) hereof.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

“Committee” means the Committee referred to in Section 2.1.

“Company” means General Growth Properties, Inc., a Delaware corporation, and its successors and assigns.

“Disinterested Person” shall have the meaning set forth in the General Growth Properties, Inc. 1998 Incentive Stock Plan.

“Eligible Employee” means any regular full-time, nonunion employee of an Employer whom the Committee has designated to be eligible to participate in the Plan.

“Employer” means the Company and any Subsidiary or Affiliate whose employees are Participants in the Plan.

“Leverage” means a Unit’s market value multiplied by a leverage factor, both as established from time to time by the Committee.

“Measurement Year” means the calendar year of the Unit which is used to measure Cash Value Added. The first Measurement Year under the Plan is the 1998 calendar year.

“Net Operating Income” means the excess of operating revenue over operating expenses for a particular Unit. Net Operating Income shall be computed in a manner consistent with past practices and with industry and professional guidelines.

“Participant” means an employee of the Company, an Affiliate or a Subsidiary who is designated by the Committee as eligible to participate in the Plan.

“Performance Factor” means the quotient obtained by dividing

(a)                                  the amount equal to (i) the Cash Value Added for such Measurement Year minus (ii) the Target Cash Value Added for the Measurement Year; by

(b)                                 Leverage.

“Plan” means the General Growth Properties, Inc. Cash Value Added Incentive Compensation Plan, as set forth herein and as may be amended from time to time.

“Retirement” means retirement from active employment under a pension plan of the Company, any Subsidiary or Affiliate, or under an employment contract with any of them, or termination of employment at or after age 65 under circumstances which the Committee, in its sole discretion, deems equivalent to retirement, provided, however, that the Participant does not immediately thereafter become an employee of the Company or another Subsidiary or Affiliate.

“Subsidiary” means any corporation, partnership or other entity of which the Company or any Subsidiary owns, directly or indirectly, a majority of the voting power of the voting equity securities or a majority of the equity interests.

“Target Cash Value Added” means the Cash Value Added established as a target by the Committee for a Measurement Year.

“Target Incentive Award” means a Participant’s Base Salary multiplied by an incentive factor which shall be established from time to time by the Committee for that Participant.

“Termination of Employment” means the termination of the Participant’s employment with the Company or any Subsidiary or Affiliate, provided that the Participant does not immediately thereafter become an employee of the Company or another Subsidiary or Affiliate. A Participant employed by a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be a Subsidiary or Affiliate, as the case may be.

“Total Disability” means complete and permanent inability by reason of illness or accident to perform the duties of the occupation for which a Participant was employed by an Employer when such disability commenced, all as determined by the Committee in its sole discretion. All determinations as to the date and extent of disability of any Participant shall be made by the Committee, upon the basis of such evidence, including independent medical reports and data, as the Committee deems necessary and desirable, and all such determinations of the Committee shall be final.

“Unit” means the Company, an Affiliate, a Subsidiary, or one or more mall shopping centers designated as a Unit by the Committee.

II.                                                                                      ADMINISTRATION

2.1                                 Administration of Plan. The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board composed of at least two Disinterested Persons, each of whom shall be appointed by and serve at the pleasure of the Board (the Compensation Committee or such other committee, as the case may be, is referred to herein as the “Committee”). If, at any time, no Committee shall be in place, the functions of the Committee specified in the Plan shall be exercised by the Board.

2.2                                 Authority of Committee. The Committee shall have full power and authority to construe, interpret and administer the Plan and to determine the terms of all Annual Bonus Awards and Payments hereunder, including, without limitation, the Target Incentive Award for each Participant, the Bonus Multiple, the factors upon which such variables are based, and whether a portion or all of a Participant’s Annual Bonus Award is discretionary.. All decisions, actions or interpretations of the Committee shall be final, conclusive, and binding upon all parties. If any person objects to any such interpretation or action formally or informally, the expenses of the Committee and its agents and counsel shall be chargeable against any amounts otherwise payable under the Plan to or on account of the Participant.

In furtherance, and not in limitation, of the authority granted by the preceding paragraph, the Committee shall have authority to determine (i) the Participants to whom payments are made, (ii) the Unit with respect to whose performance the Annual Bonus Award is to be granted, (iii) when the Annual Bonus Award Payments shall be made (which payments may, without limitation, be made on a deferred basis or in installments), and (iv) actual dollar amounts to be paid hereunder.

III.                                                                                  PARTICIPATION

3.1                                 Eligibility. The Committee shall determine the Eligible Employees who shall become Participants in the Plan and shall also have the authority to terminate a Participant’s participation in the Plan. The Committee shall designate whether the Participant’s Annual Bonus Award shall be based, in whole or in part, on the Cash Value Added for the Company or a Unit, and shall identify the specific Unit used to calculate, the Annual Bonus Award for a Participant, if applicable.

IV.                                                                                  BONUS BANK

4.1                                 Creation of Bonus Bank. For each Participant in the Plan, a Bonus Bank shall be established to which shall be added or subtracted amounts as set forth in this Article IV. Bonus Bank balances may be less than zero.

4.2                                 Crediting and Payment of Excess Annual Bonus Awards. (a) For each Participant who earns an Annual Bonus Award which exceeds 125% of such Participant’s Target Incentive Award, 1/3 of the amount of such excess shall be payable pursuant to Section 5.2 hereof and the remainder shall be allocated to the Participant’s Bonus Bank and paid out in two equal installments, subject to Section 4.3, over the next two Award Years;

(b)                                 If an Annual Bonus Award is made to a Participant pursuant to the operation of Section 5.2(b)(i) hereof, the difference between (i) the Participant’s Annual Bonus Award and (ii) the sum of such Participant’s Annual Bonus Award Payment and the amount, if any, of the Annual Bonus Award which is allocated to the Bonus Bank pursuant to Section 4.2(a) (because it exceeds 125% of such Participant’s Target Incentive Award), shall be allocated to the Participant’s Bonus Bank immediately after the Annual Bonus Award Payment is made.

(c)                                  A Participant’s Bonus Bank balance shall be reset to zero immediately after any Annual Bonus Award Payment is made pursuant to the operation of Section 5.2(b)(ii) hereof. In addition, the Committee may elect, in its sole discretion, to reset a Participant’s negative Bonus Bank balance to zero.

4.3                                 Crediting of Deficit Annual Bonus Awards.  If a Participant’s Annual Bonus Award earned in a Measurement Year is less than zero (occurring when the Bonus Multiple is a negative number), the balance in such Participant’s Bonus Bank shall be reduced, as of January 1 of the Award Year, by the amount of such deficit, beginning with the earliest unpaid amounts allocated to the Participant’s Bonus Bank.

4.4                                 Statement of Account.  The Employer shall give each Participant a statement of his or her Bonus Bank once per year. Notwithstanding anything contained in the Plan to the contrary, the interest of each Participant and the Participant’s Beneficiary in the Participant’s Bonus Bank is contingent, and subject to forfeiture as provided in Section 6.1(b) hereof, until and except to the extent that all or any portion of the Bonus Bank balance is paid at the time or times and upon terms expressly set forth in the Plan.

4.5                                 No Right, Title, or Interest in Assets of the Employer. The establishment and maintenance of, or allocation and credits to, the Bonus Bank shall not vest in any Participant or Beneficiary any right, title, or interest in or to any specific assets of any Employer.

V.                                                                                      PAYMENT DURING EMPLOYMENT

5.1                                 Determination of Awards. As soon as practicable after the end of the Measurement Year, the Committee shall determine the Annual Bonus Award and the Annual Bonus Award Payment for each Participant in the Plan.

The Annual Bonus Award shall be equal to the Target Incentive Award multiplied by the Bonus Multiple, provided, however, that the Committee, in its sole discretion, may designate a portion or all of such Annual Bonus Award as discretionary. If the Committee decides to designate a portion of the Annual Bonus Award as discretionary, the amount of a Participant’s Annual Bonus Award shall be equal to the sum of (a) the nondiscretionary component of the Annual Bonus Award, if any, and (b) that amount, if any, of the discretionary component of the Annual Bonus Award which the Committee decides, in its sole discretion, to grant to the Participant.

5.2                                 Annual Bonus Award Payments. Annual Bonus Award Payments shall be made as soon as practicable after Annual Bonus Award amounts are determined. A Participant who is actively employed on the last day of the Measurement Year shall receive his or her Annual Bonus Award Payment, if any, as follows:

(a)                                  If the Participant’s Bonus Bank balance as of the beginning of the Award Year is zero or greater, the Annual Bonus Award Payment shall equal the Annual Bonus Award (less any amount banked pursuant to Section 4.2 hereof) plus such amount as may be payable from the Participant’s Bonus Bank pursuant to Section 4.2; and

(b)                                 If the Participant’s Bonus Bank balance as of the beginning of the Award Year is less than zero, the Annual Bonus Award Payment shall equal (i) the Annual Bonus Award up to 75% of the Participant’s Target Incentive Award, or (ii) the Annual Bonus Award reduced by the Participant’s Bonus Bank deficit as of the beginning of the Award Year, whichever amount is greater.

VI.                                                                                  PAYMENT UPON RETIREMENT OR DEATH

6.1                                 Payment of Bonus Bank Balance.

(a)                                  A Participant or such Participant’s Beneficiary shall be paid the Participant’s Bonus Bank balance (if any) upon the first to occur of the Participant’s (i) Retirement, (ii) death or (iii) Termination of Employment by reason of Total Disability or by the Employer other than for Cause.

(b)                                 Except as otherwise provided in the Plan, a Participant or such Participant’s Beneficiary shall have no right to receive any payment of the Bonus Bank balance, and the Bonus Bank balance shall be forfeited to the Employer if the Participant voluntarily terminates his or her employment with the Employer (other than by reason of an event described in Section 6.1(a)) or if the Participant is discharged for Cause. Unless otherwise determined by the Committee, for the purposes of the Plan, “Cause” shall mean (i) the conviction of the Participant for committing a felony under Federal law or the law of the state in which such action occurred, (ii) dishonesty in the course of fulfilling the Participant’s employment duties, or (iii) willful and deliberate failure on the part of the Participant to perform his or her employment duties in any material respect.

VII.                                                                              DESIGNATION OF BENEFICIARIES

7.1                                 Designation and Change of Designation.  Each Participant shall file with the Committee a written designation of one or more persons as the Beneficiary who shall be entitled to receive the amount, if any, payable under the Plan upon the Participant’s death. A Participant may, from time to time, revoke or change a Beneficiary designation without the consent of any prior Beneficiary by filing a new designation with the Committee. The last such designation received by the Committee shall be controlling; provided, however, that no designation, or change or revocation thereof, shall be effective unless received by the Committee prior to the Participant’s death, and in no event shall it be effective as of the date prior to such receipt.

7.2                                 Absence of Valid Designation.  If no Beneficiary designation is in effect at the time of a Participant’s death, if no designated Beneficiary survives the Participant, or if a designation conflicts with law, the Participant’s estate shall be deemed to have been designated by the Beneficiary and shall receive payment of the amount, if any, payable under the Plan upon the Participant’s death. If the Committee is in doubt as to the right of any person to receive such amount, the Committee may retain such amount, without liability for any interest thereon, until the rights thereto are determined, or the Committee may pay such amount into any court of appropriate jurisdiction, and such payment shall be a complete discharge of the liability of the Plan and the Employer therefor.

VIII.                                                                          NO LIABILITY OF COMMITTEE MEMBERS

8.1                                 No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his or her behalf in such member’s capacity as a member of the Committee, nor for any mistake of judgment made in good faith. The Company shall indemnify and hold harmless each member of the Committee and each other officer, employee, or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim with the approval of the Board) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

IX.                                                                                 AMENDMENT OR TERMINATION OF THE PLAN

9.1                                 Right to Amend, Suspend, or Terminate Plan. The Board reserves the right at any time to amend, suspend, or terminate the Plan in whole or in part and for any reason and without the consent of any Participant or Beneficiary; provided, that no such amendment shall adversely affect rights to receive any amount to which Participants or Beneficiaries have become entitled prior to such amendment.

9.2                                 Periodic Review of Plan.  In order to assure the continued realization of the purposes of the Plan, the Board and the Committee shall review the Plan from time to time, and the Committee is authorized to suggest amendments to the Board.

9.3                                 Retroactive Amendments. Subject to Section 9.1 hereof, any amendment, modification, suspension, or termination of any provisions of the Plan may be made retroactively.

X.                                                                                     GENERAL LIMITATIONS AND PROVISIONS

10.1                           No Rights to Continued Employment or Award.  Nothing contained in the Plan shall give any employee the right to be retained in the employment of an Employer or affect the right of the Employer to dismiss any employee. The adoption of the Plan shall not constitute a contract between the Employer and any employee. No Eligible Employee shall receive any right to be granted an award hereunder nor shall any such award be considered as compensation under any employee benefit plan of the Employer, except as otherwise determined by the Employer.

10.2                           Payments to Person Other Than Employee.  If the Committee shall determine that any person to whom any amount is payable under the Plan is unable to care for such person’s affairs because of illness or accident, or if such person is a minor, or has died, then any payment due such person or such person’s estate (unless a prior claim therefor has been made by a duly appointed legal representative), may, if the Committee so directs the Employer, be paid to such person’s spouse, child or other dependent, relative, an institution maintaining or having custody of such person, or any other person deemed by the Committee to be a proper recipient on behalf of such person otherwise entitled to payment. Any such payment shall be a complete discharge of the liability of the Committee and the Employer therefor.

10.3                           No Alienation of Benefits.  Except insofar as may otherwise be required by law, no amount payable at any time under the Plan shall be subject in any manner to alienation by anticipation, sale, transfer, assignment, bankruptcy, pledge, attachment, charge, or encumbrance of any kind nor in any manner be subject to the debts or liabilities of any person, and any attempt to so alienate or subject any such amount, whether presently or thereafter payable, shall be void and of no effect whatsoever. If any person shall attempt to, or shall, alienate, sell, transfer, assign, pledge, attach, charge, or otherwise encumber any amount payable under the Plan, or any part thereof, or if by reason of such person’s bankruptcy or other event happening at any such time such amount would be made subject to such person’s debts or liabilities or would otherwise not inure to the benefit of such person, then the Committee, if it so elects, may direct that such amount be withheld and that such amount or any part thereof be paid or applied to or for the benefit of such person, such person’s spouse, child or other dependents, or any of them, in such manner and proportion as the Committee may deem proper.

10.4                           No Right, Title, or Interest in Employer’s Assets. The Participant shall have no right, title, or interest whatsoever in or to any investments which an Employer may make to aid it in meeting its obligations under the Plan. Nothing contained in the Plan, and no action taken pursuant to its provisions, shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Employer and any Eligible Employee or any other person. To the extent that any person acquires a right to receive payments from an Employer under the Plan, such right shall be no greater than the right of an unsecured general creditor of the Employer. All payments to be made hereunder shall be paid from the general funds of the Employer and no special or separate fund shall be established and no segregation of assets shall be made to assure payment of such amounts.

10.5                           Unfunded Plan; Governing Law. The Plan is intended to constitute an unfunded bonus program, and all rights thereunder shall be governed by and construed in accordance with the laws of Illinois, without regard to the conflicts of law principles of such State.

10.6                           Tax Withholding. An Employer shall have the right to deduct from all payments under the Plan an amount sufficient to satisfy all withholding tax requirements.

10.7                           Severability. In the event that any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.

10.8                           Gender and Number. Except where expressly required by the context of the Plan, any masculine term used herein also shall include the feminine, the plural shall include the singular, and the singular shall include the plural.